Exhibit 10.27

COVENTRY HEALTH CARE, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Amended and restated as of January 1, 2003)

TABLE OF CONTENTS

ARTICLE I. PURPOSE	3

ARTICLE II. DEFINITIONS	3
2.1 Beneficiary	3
2.2 Board.	3
2.3 Catch-up Contribution	3
2.4 Change in Control	3
2.5 Code	3
2.6 Compensation	4
2.7 Deferred Compensation	4
2.8 Deferred Compensation Account	4
2.9 Deferred Compensation Agreement.	4
2.10 Disability Retirement	4
2.11 Effective Date	4
2.12 Eligible Employee	4
2.13 Employee	4
2.14 Employer	4
2.15 Employer Matching Contribution	5
2.16 Entry Date	5
2.17 Investment Committee	5
2.18 Late Retirement	5
2.19 Normal Retirement	5
2.20 Participant	5
2.21 Plan Benefit	5
2.22 Plan Year	5
2.23 Termination of Service	5
2.24 Trust	5
2.25 Year of Service	5

ARTICLE III. ELIGIBILITY AND PARTICIPATION	6
3.1 Eligibility	6
3.2 Participation	6

ARTICLE IV. DEFERRED COMPENSATION ACCOUNT	6
4.1 Deferred Compensation	6
4.2 Employer Matching Contributions	7
4.3 Vesting	7
4.4 Participant Directed Investment Options	7
4.5 Statement of Account	7

ARTICLE V. PLAN BENEFITS	8
5.1 Termination Benefits	8
5.2 Retirement Benefits	8
5.3 Death Benefits	8
5.4 Hardship Distributions	8
5.5 Election of Form of Benefit Payment	8
5.6 Form of Benefit Payments	8
5.7 Withholding for Payroll Taxes	9
5.8 Commencement of Payments	9
5.9 Full Payment of Benefits	9
5.10 Payment to Guardian	9

ARTICLE VI. BENEFICIARY DESIGNATION	9
6.1 Beneficiary Designation	9
6.2 Amendments	9
6.3 No Beneficiary Designation	9
6.4 Effect of Payment	10
6.5 Death of Beneficiary	10

ARTICLE VII. ADMINISTRATION	10
7.1 Investment Committee	10
7.2 Agents	10
7.3 Binding Effect of Decisions	10
7.4 Indemnity of Investment Committee	10

ARTICLE VIII. CLAIMS PROCEDURE	11
8.1 Claim Submission	11
8.2 Denial of Claim	11
8.3 Review of Claim	12
8.4 Final Decision	13

ARTICLE IX. AMENDMENT, MERGER AND TERMINATION OF PLAN	13
9.1 Amendment of Plan	13
9.2 Merger of Plan	14
9.3 Termination of Plan	14

ARTICLE X. MISCELLANEOUS	14
10.1 Unfunded Plan	14
10.2 Unsecured General Creditor	14
10.3 Nonassignability	14
10.4 Not a Contract of Employment	14
10.5 Participant Cooperation	14
10.6 Terms	15
10.7 Captions	15
10.8 Governing Law	15
10.9 Validity	15
10.10 Notice	15
10.11 Successors	15

COVENTRY HEALTH CARE, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I.

PURPOSE

The purpose of this Supplemental Executive Retirement Plan (hereinafter referred to as the “Plan”) is to provide for the accumulation of supplemental funds for retirement, or in the event of death or disability, on a tax-deferred basis for a select group of management or highly compensated employees (and their beneficiaries) of Coventry Health Care, Inc. (the “Corporation”). It is intended that the Plan will be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”).

ARTICLE II.

DEFINITIONS

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1      Beneficiary

“Beneficiary” means the person, persons, or entity designated by the Participant to receive any amounts payable from the Participant’s Deferred Compensation Account after a Participant’s death.

2.2      Board

“Board” means the Board of Directors of Coventry Health Care, Inc.

2.3      Catch-up Contribution

“Catch-up Contribution” means the additional elective deferral contribution that may be made under the Coventry Health Care, Inc. Retirement Savings Plan by Participants who will be at least 50 years of age by the end of the relevant Plan Year, in accordance with Code Section 414(v).

2.4      Change in Control

“Change in Control” means the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the “Act”), or any comparable successor provision, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Act of 30% or more of either the outstanding shares of common stock or the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally, or the approval by the stockholders of the Corporation of a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of the Corporation immediately prior to such reorganization, merger or consolidation, do not immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Corporation’s then outstanding securities, or a liquidation or dissolution of the Corporation or the sale of all or substantially all of the Corporation’s assets.

2.5      Code

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

2.6      Compensation

“Compensation” means the total compensation paid by the Employer to a Participant during the Plan Year, excluding income or proceeds from the Corporation’s Stock Incentive Plan and relocation payments, but including base pay, annual management incentive pay, commissions, distributions from the Corporation’s Deferred Compensation Plan (the Mid-Term Compensation Plan) and amounts not included in income by reason of a Participant’s agreement to defer Compensation under the terms of this Plan or a Participant’s election under a cash or deferred arrangement under section 401(k) of the Code or a cafeteria plan described in Section 125 of the Code.

2.7      Deferred Compensation

“Deferred Compensation” means the amount of Compensation not yet earned during the Plan Year that the Participant and the Employer mutually agree shall be deferred during the Plan Year in accordance with the provisions of Section 3.2 of this Plan.

2.8      Deferred Compensation Account

“Deferred Compensation Account” means the account maintained on the books of the Employer to which Deferred Compensation and Employer Matching Contributions for each Participant are credited, and to which deemed interest, dividends, and investment gains are added and from which any distributions, deemed investment losses, and expenses are deducted.

2.9      Deferred Compensation Agreement

“Deferred Compensation Agreement” means the agreement between the Employer and the Employee to defer Compensation under the terms of the Plan.

2.10      Disability Retirement

“Disability Retirement” means retirement from service with the Employer due to a physical or mental condition which prevents a Participant from satisfactorily performing his usual duties for the Employer after the Participant has satisfied the requirements for benefits under the Employer’s Long-Term Disability Plan.

2.11      Effective Date

“Effective Date” means July 1, 1994.

2.12      Eligible Employee

“Eligible Employee” means an Employee who the Compensation and Benefits Committee of the Board determines is a highly compensated employee or a select member of management who, by virtue of his position with the Employer, is uniquely informed as to the Employer’s operations and has the ability to materially affect the Employer’s profitability and operations. The Compensation and Benefits Committee may determine at any time that an Employee no longer satisfies this standard, in which case he shall cease to be an Eligible Employee.

2.13      Employee

“Employee” means an individual employed as a common law employee of the Employer.

2.14      Employer

“Employer” means Coventry Health Care, Inc. and any member of a controlled group of corporations or affiliated service group of which the Employer is a member under Code Section 1563 or 414(m), respectively, or any successors to the business thereof.

2.15      Employer Matching Contribution

“Employer Matching Contribution” means the contribution determined in accordance with Section 4.2 of this Plan and credited to the Participant’s Deferred Compensation Account.

2.16      Entry Date

“Entry Date” means the first day of the payroll period immediately following the month during which the eligibility requirements are first met.

2.17      Investment Committee

“Investment Committee” means the Corporation’s 401(k) Plan Investment Committee.

2.18      Late Retirement

“Late Retirement” means retirement from service with the Employer after the Participant has attained age 65.

2.19      Normal Retirement

“Normal Retirement” means retirement from service with the Employer upon attainment of age 65.

2.20      Participant

“Participant” means any individual who is participating or has participated in this Plan.

2.21      Plan Benefit

“Plan Benefit” means the benefit payable to a Participant or Beneficiary as determined in accordance with the provisions of this Plan.

2.22      Plan Year

“Plan Year” means the twelve (12) consecutive month period beginning January 1st and ending December 31st, except the initial plan year shall be a short plan year beginning on the Effective Date and ending on December 31st.

2.23      Termination of Service

“Termination of Service” means the severance of a Participant’s employment prior to retirement.

2.24      Trust

“Trust” means the grantor trust which is intended to conform to the terms of the model trust as described in Revenue Procedure 92-64. The Trust has been established by the Employer for the purpose of accepting contributions which may be made under the Plan and to which interest, dividends, and investment gains are added and from which the amount of any distributions, investment losses, and expenses are deducted.

2.25      Year of Service

“Year of Service” means a twelve consecutive month period during which the Employee completes at least 1,000 hours of service.

ARTICLE III.

ELIGIBILITY AND PARTICIPATION

3.1      Eligibility

Eligibility to participate in the Plan is limited to Eligible Employees.

3.2      Participation

An Eligible Employee may become a Participant by properly executing a Deferred Compensation Agreement and filing such Agreement with the Investment Committee. The Deferred Compensation Agreement shall be executed before the first day of the Plan Year during which the Deferred Compensation is otherwise payable and shall be effective as of the first day of the first payroll period beginning in such Plan Year.

Notwithstanding the foregoing, the first year that an Employee becomes an Eligible Employee, such newly eligible Employee may become a Participant by properly executing a Deferred Compensation Agreement and filing such Agreement with the Investment Committee within 30 days after becoming an Eligible Employee. Such Deferred Compensation Agreement shall be effective as of the first day of the payroll period beginning after it has been filed with the Investment Committee, or as soon as administratively practicable thereafter, or the effective date of such Agreement, if later.

a.     Amount of Deferral.   An Eligible Employee may elect to defer, in whole percentages:

  1% to 15% of his base pay (net of salary deferral contributions to a cash or deferred arrangement under section 401(k) of the Code) per pay period; and
  1% to 100% of his annual management incentive pay

that would otherwise become payable during the Plan Year to which his Deferred Compensation Agreement relates.

b.    Modification of Deferred Compensation Agreements.   A Deferred Compensation Agreement will remain in effect until a new Deferred Compensation Agreement is filed with the Investment Committee in accordance with the terms and conditions specified herein or until the date a Participant ceases to be an Eligible Employee.

A Deferred Compensation Agreement may only be amended or revoked for a subsequent Plan Year by filing a new Deferred Compensation Agreement with the Investment Committee at least 15 days (or such shorter period as may be established by the Investment Committee) before the beginning of the subsequent Plan Year.

ARTICLE IV.

DEFERRED COMPENSATION ACCOUNT

4.1      Deferred Compensation

The amount of Compensation that a Participant elects to defer pursuant to a Deferred Compensation Agreement shall be made by salary reduction and credited to the Participant’s Deferred Compensation Account as the non-deferred compensation becomes payable.

4.2      Employer Matching Contributions

To the extent a Participant has made the maximum elective deferral to the Coventry Health Care, Inc. Retirement Savings Plan (the “401(k) Plan”), the Employer will credit an Employer Matching Contribution on behalf of the Participant if he is employed on the last day of the Plan Year. The amount of the Employer Matching Contribution will be equal to the 401(k) Plan Employer Matching Contribution, as defined in the 401(k) Plan document, applied to the sum of the Participant’s elective deferrals to the 401(k) Plan for the Plan Year, less matching contributions made by the Employer to the 401(k) Plan for the Participant. In no event will the aggregate Employer Matching Contribution to this Plan and the 401(k) Plan exceed 4.5% of the Participant’s Compensation. The Employer Matching Contribution will be credited to the Participant’s Deferred Compensation Account within 120 days after the end of the Plan Year.

Notwithstanding the above, for Plan Years beginning on or after January 1, 2003, to the extent a Participant has made the maximum elective deferral to the 401(k) Plan, exclusive of any Catch-up Contribution such Participant may be eligible to make to the 401(k) Plan, the Participant shall be eligible for an Employer Matching Contribution if he is employed on the last day of the Plan Year. The amount of the Employer Matching Contribution for the Plan Year shall be calculated by applying the matching contribution formula in the 401(k) Plan, but using Compensation as defined herein rather than compensation as defined in the 401(k) Plan, to the sum of the Participant’s elective deferrals to the 401(k) Plan and the Participant’s Deferred Compensation under this Plan, less any amount contributed by the Employer to the 401(k) Plan as a matching contribution on behalf of the Participant for the same Plan Year. The Employer Matching Contribution will be credited to the Participant’s Deferred Compensation Account within 120 days after the end of the Plan Year.

4.3      Vesting

A Participant will always be 100% vested in the balance of his Deferred Compensation Account attributable to his Deferred Compensation. In the case of a Participant’s Termination of Service, a Participant shall be vested in the balance of his Deferred Compensation Account attributable to Employer Matching Contributions in accordance with the following schedule:

Years of Service	Vested Percentage
1	50%
2	100%

Notwithstanding the above, a Participant will be 100% vested in the balance of his Deferred Compensation Account attributable to Employer Matching Contributions upon his Normal or Late Retirement or if earlier, upon his death, Disability Retirement, or the Participant’s voluntary or involuntary Termination of Service following a Change in Control.

4.4      Participant Directed Investment Options

Each Participant shall have the opportunity to direct the deemed investment of his Deferred Compensation Account among the deemed investment options selected by the Investment Committee in multiples of 10%. In accordance with the Participant’s direction, deemed interest, dividends and investment gains and losses will be added to or deducted from his Deferred Compensation Account. Transfers among investment options may be made on a daily basis throughout the Plan Year, with the exception of transfers in and out of Coventry Health Care, Inc. stock, which may only be made during designated window periods.

4.5      Statement of Account

The Investment Committee shall submit to each Participant, within thirty (30) days after the close of each calendar quarter and at such other time as determined by the Investment Committee, a statement setting forth the balance of the Participant’s Deferred Compensation Account.

ARTICLE V.

PLAN BENEFITS

5.1      Termination Benefits

The Employer shall pay a Plan Benefit equal to the amount of the Participant’s vested Deferred Compensation Account to each Participant who has a Termination of Service.

5.2      Retirement Benefits

The Employer shall pay a Plan Benefit equal to the amount of the Participant’s Deferred Compensation Account to each Participant who separates from service on account of Disability, Normal or Late Retirement.

5.3      Death Benefits

Upon the death of a Participant, the Employer shall pay to the Participant’s Beneficiary, in the form elected by the Participant, an amount determined as follows:

a.  If the Participant dies after Plan Benefit payments have commenced, the amount payable shall be equal to the remaining unpaid balance of the Participant’s Deferred Compensation Account, adjusted for earnings and losses thereon.

b.  If the Participant dies before Plan Benefit payments have commenced, the amount payable shall be the Participant’s Deferred Compensation Account balance as of the date of death, adjusted for earnings and losses thereon.

5.4      Hardship Distributions

Upon a finding that a Participant or Beneficiary, as the case may be, has suffered an unforeseeable emergency that is caused by an event beyond the control of the Participant or Beneficiary that would result in a severe financial hardship if a distribution were not otherwise permitted, the Investment Committee may, in its sole discretion, allow a distribution from the Participant’s vested Deferred Compensation Account prior to the time specified for payment of benefits under the Plan. The amount of such distribution shall be limited to the amount reasonably necessary to meet the emergency. Following a hardship distribution, a Participant’s Deferred Compensation Agreement will be cancelled and no further Compensation will be deferred for the remainder of the Plan Year. In order to resume contributions, a Participant must submit a new Deferred Compensation Agreement before the beginning of a subsequent Plan Year.

5.5      Election of Form of Benefit Payment

The Plan Benefit shall be paid in one of the forms provided in Paragraph 5.6 as elected by the Participant. The Participant shall elect the form of benefit payment prior to filing his initial Deferred Compensation Agreement with the Investment Committee. A Participant who fails to elect the form of benefits payment shall be deemed to have elected a Plan Benefit in the form of a lump-sum payment. The Participant’s form of benefit election shall be irrevocable. Plan Benefits payable pursuant to paragraph 5.3 shall be paid in the same form as prior to the Participant’s death.

5.6      Form of Benefit Payments

a.  A lump sum payment.

b.  Monthly installments over a period of sixty (60) months paid each month. The monthly payment amount will be determined by dividing the balance in the Participant’s Deferred Compensation Account by sixty (60), and adjusted each January 1 thereafter to reflect the then remaining number of months in the payment period. The last monthly payment will be equal to the remaining balance in the Participant’s Deferred Compensation Account.

c.  A combination of (a) and (b) above. The Participant shall designate the percentage payable under each option, pursuant to the terms and conditions of Section 5.5.

5.7      Withholding for Payroll Taxes

The Employer shall withhold from Plan Benefits or from a Participant’s wages, income and/or employment taxes required to be withheld.

5.8      Commencement of Payments

Payment shall commence within thirty (30) days of the end of the calendar quarter in which a Participant becomes eligible for a Plan Benefit.

5.9      Full Payment of Benefits

Notwithstanding any other provision of this Plan, the payment of all of a Participant’s Plan Benefits shall be completed no later than sixty (60) months following the commencement of payment of such Plan Benefits.

5.10      Payment to Guardian

If a Plan Benefit is payable to a minor or a person declared incompetent or to a person incapable of handling the disposition of property, the Investment Committee may direct payment of such Plan Benefit to the guardian, legal representative or person having the care and custody of such minor or incompetent person. The Investment Committee may require proof of incompetency, minority, incapacity or guardianship as it may deem appropriate prior to distribution of the Plan Benefit. Such distribution shall completely discharge the Investment Committee and the Employer from all liability with respect to such Plan Benefit.

ARTICLE VI.

BENEFICIARY DESIGNATION

6.1      Beneficiary Designation

Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary and contingent) to whom payment under this Plan shall be paid in the event of death prior to complete distribution of the Participant’s Plan Benefit. Each Beneficiary Designation shall be in a written form prescribed by the Investment Committee and will become effective only when filed with the Investment Committee during the Participant’s lifetime. Such Beneficiary Designation shall remain in force from the date filed with the Investment Committee unless and until it is superseded by a new Beneficiary Designation filed with the Investment Committee.

6.2      Amendments

Any Beneficiary Designation may be changed by a Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary Designation with the Investment Committee. The filing of a new Beneficiary Designation form will cancel all Beneficiary Designations previously filed.

6.3      No Beneficiary Designation

If any Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated by a deceased Participant predeceases the Participant, the Investment Committee shall direct the Employer to distribute such Participant’s Plan Benefit (or the balance thereof) as follows:

a.  To the Participant’s surviving spouse, if any; or

b.  If the Participant shall have no surviving spouse, then to the Participant’s children in equals shares by right of representation; or

c.    If the Participant shall have no surviving spouse or children, then to the Participant’s estate; or

d.  In the absence of a will in accordance with the intestate statute of the Participant’s domicile.

6.4      Effect of Payment

Payment to the Beneficiary, or as provided in Section 6.3 above, shall completely discharge Employer’s obligations under this Plan.

6.5      Death of Beneficiary

In the event of the death of a Beneficiary to whom a Plan Benefit is being paid in installments, any remaining installments shall be distributed:

a.   As designated by the Beneficiary in a written form prescribed by the Investment Committee, if such designation is filed with the Investment Committee during the Beneficiary’s lifetime; or

b.  If the Beneficiary shall not have made such designation, then to the Beneficiary’s estate.

ARTICLE VII.

ADMINISTRATION

7.1      Investment Committee

This Plan shall be administered by the Investment Committee. Members of the Investment Committee may be Participants under the Plan. The Investment Committee shall have full power and discretionary authority to administer, interpret and construe this Plan, to determine and review claims for benefits under this Plan, to establish rules and regulations, to delegate responsibilities to others to assist it in administering this Plan, to establish investment guidelines, and to perform all other acts it believes reasonable and proper in connection with the administration of this Plan. The Investment Committee shall rely on records of the Employer in determining benefits hereunder. The Plan shall be administered and interpreted consistent with the intention that the Plan shall constitute a plan which, for purposes of ERISA, is unfunded and maintained for a select group of management of highly compensated employees.

7.2      Agents

The Investment Committee may appoint an individual to be the Investment Committee’s agent with respect to the day-to-day administration of the Plan. In addition, the Investment Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Employer.

7.3      Binding Effect of Decisions

The decision or action of the Investment Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and binding upon all persons having any interest in the Plan.

7.4      Indemnity of Investment Committee

The Employer shall indemnify and hold harmless each of the members of the Investment Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct by such members of the Investment Committee.

ARTICLE VIII.

CLAIMS PROCEDURE

8.1      Claim Submission

Claims for benefits under the Plan shall be submitted in writing to the Investment Committee on a form prescribed for such purpose. Within 90 days after receipt of a claim for benefits under the Plan, or within 45 days in the case of a claim for benefits based upon disability, the Investment Committee shall give written notice to the claimant of its decision on the claim unless the Investment Committee determines that special circumstances require an extension of time for processing the claim.

a.

If an extension of time is needed for processing a claim, other than a claim for benefits based upon disability, a written notice shall be furnished to the claimant within the 90-day period referred to above. The notice shall state the special circumstances requiring the extension and the date by which a decision can be expected. In no event, however, shall such decision be made more than 180 days from the date the claim was filed.

b.

If an extension of time is needed for processing a claim for benefits based upon disability, a written notice shall be furnished to the claimant within the 45-day period referred to above. The notice shall state the special circumstances requiring the extension and the date by which a decision can be expected. In no event shall such date by which a decision is expected to be rendered be more than 75 days from the date the claim is received. If prior to the end of the 30-day extension period, the Investment Committee determines that due to reasons beyond its control a decision cannot be given within the 30-day extension period, the decision period may be extended for an additional 30 days.

If an additional 30-day extension is needed for processing a claim for benefits based upon disability, a written notice shall be furnished to the claimant within the initial 30-day extension, referred to above. The notice shall state the circumstances requiring the additional extension and the date by which a decision is expected. In no event shall the date by which a decision is expected to be rendered be later than: 105 days after the date on which the claim was filed.

In the event an extension of time is needed for processing a claim for benefits based upon disability, the notice of extension shall specifically explain:

1.	the standards on which entitlement to a benefit is based;

2.	the unresolved issues that prevent a decision on the claim;

3.	the additional information needed to resolve those issues; and

4.	that the claimant shall be afforded 45 days within which to provide the specified information.

5.

If the claimant must provide additional information to allow the Investment Committee to make a decision on a claim for benefits based on disability, the period the Investment Committee has for making a determination on the claim shall be tolled until the date the claimant responds to the request for additional information.

8.2      Denial of Claim

If a claim for benefits, including a claim for benefits based upon disability, is wholly or partially denied, the Investment Committee shall provide the claimant with written or electronic notice, setting forth in a manner calculated to be understood by that individual:

a.	the specific reason or reasons for the denial of benefits;

b.	specific references to the Plan provisions upon which the denial is based;

c.	a description of any additional material or information which may be needed to perfect the claim, including an explanation of why such material or information is necessary; and

d.

an explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA if the claim is denied following review on appeal; and

e.	in the case of a notice of denial of a claim for benefits based upon disability, the following:

1.

if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other similar criterion will be provided free of charge to the claimant upon request; and

2.

if the adverse determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

8.3      Review of Claim

Any claimant whose claim for benefits is denied by the Investment Committee may appeal to the Investment Committee for review of the denial by making a written request therefore within 60 days of receipt of a notification of denial, or within 180 days in the case of a claim for benefits based upon disability. Any such request may include any written comments, documents, records and other information relating to the claim and may include a request for “relevant” documents to be provided free of charge. The claimant may, if he or she chooses, request a representative to make such written submissions on his or her behalf.

a.

Except in the case of claim for benefits based upon disability as set forth in (ii) below, the Investment Committee shall notify the claimant in writing within 60 days after the request for an appeal of its final decision. If, however, the Investment Committee determines that special circumstances require additional time for processing, the Investment Committee may extend such 60-day period, but not by more than an additional 60 days and shall notify the claimant in writing of such extension.

b.

In the case of claim for benefits based upon disability, the Investment Committee shall notify the claimant in writing within 45 days after the request for an appeal of its final decision. If, however, the Investment Committee determines that special circumstances require an additional time for processing, the Investment Committee may extend the 45-day period by furnishing a written notice to the claimant before the termination of the initial 45-day period. The written notice shall specify the reasons for the extension and when the review shall be completed, provided such review shall be completed within 90 days after the date on which the request for review was filed. A review of a denial of a claim for benefits based upon disability:

1.	shall not be conducted by individuals who made the initial adverse determination, nor a subordinate of such individuals;

2.

shall be conducted, if the claim is based, in whole or in part, on a medical judgment, upon consultation with a health care professional who has appropriate experience in the field of medicine involved in the medical judgment and who has neither consulted in connection with the initial adverse determination, nor is a subordinate of the individuals who made the initial adverse determination; and

3.

shall provide for the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claimant’s adverse benefit determination, without regard to whether the advice was relied upon in making the benefit determination.

c.

If the period of time is extended due to a claimant’s failure to submit information necessary to decide the claim, the period for making the determination on appeal shall be tolled from the date on which the notification of the extension is sent to the claimant until the date on which the claimant responds to the request for additional information.

d.

In the case of an adverse benefit determination on appeal, the Investment Committee will provide written notification to the claimant, set forth in a manner calculated to be understood by the claimant, of:

1.	the specific reason or reasons for the adverse determination on appeal;

2.	the specific Plan provisions on which the denial of the appeal is based;

3.

a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information “relevant” to the claimant’s claim for benefits; and

4.	a statement of the claimant’s right to bring a civil action under ERISA Section 502(a); and

5.	in the case of an adverse determination on appeal for a claim for benefits based upon disability, the following:

A.

the same information as in the initial benefit determination notice regarding internal rules, documents, guidelines, protocols, or other similar criterion (or the claimant’s access to that information);

B.	the same statement as in the initial benefit determination notice regarding denials based on medical necessity or experimental treatments;

C.

a description of the claimant’s right to obtain additional information upon request about voluntary appeal procedures and the following statement: “You and your Plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.

e.

For purposes of this Article VIII, a document, record or other information shall be considered “relevant” to a claimant’s claim if such document, record or other information: (i) was relied upon in making the benefit determination; (ii) was submitted, considered, or generated in the course of making the benefit determination, without regard to whether such document, record, or other information was relied upon in making the benefit determination; or (iii) demonstrates compliance with the administrative processes and safeguards required in making the benefit determination.”

8.4      Final Decision

A decision on review shall be final and binding on all persons for all purposes. If a claimant shall fail to file a request for appeal according to the procedures herein outlined, such claimant shall have no rights to review and shall have no right to bring action in any court, and the denial of the claim shall become final and binding on all persons for all purposes.

ARTICLE IX.

AMENDMENT, MERGER AND TERMINATION OF PLAN

9.1      Amendment of Plan

The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any Deferred Compensation Account maintained pursuant to any existing Deferred Compensation Agreement under the Plan.

9.2      Merger of Plan

The Board may at any time merge the Plan and its related Trust with another non-qualified plan maintained by the Employer or any member of a controlled group of corporation as defined in Code Section 1563 or a member of an affiliated service group as defined under Code Section 414(m).

9.3      Termination of Plan

The Board may at any time terminate the Plan with respect to new deferral elections, as to any Eligible Employee or in its entirety if, in its judgment, the tax, accounting, or other effect of the continuance of the Plan, or any potential payment thereunder would not be in the best interest of the Employer. If the Plan is terminated in its entirety or as to any Eligible Employee, each affected Participant shall be 100% vested in the value of his Deferred Compensation Account. Upon such termination, each Participant will receive the value of his Deferred Compensation Account in the form of a lump-sum payment to be made no later than 120 days following the termination date.

ARTICLE X.

MISCELLANEOUS

10.1      Unfunded Plan

This Plan is intended to be an unfunded Plan maintained primarily to provide Deferred Compensation benefits for a select group of management employees or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to Eligible Employees who have elected to participate in the Plan.

10.2      Unsecured General Creditor

Participants have the status of unsecured general creditors of the Corporation. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of Employer to make benefit payments in the future.

10.3      Nonassignability

Neither a Participant nor any other person shall have any right to alienate, commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all right to which are, expressly declared to be unassignable and non-transferrable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment by creditors or separation for the payment of any other person, nor be transferable by operation of law in the event of a Participant’s or an other person’s bankruptcy or insolvency.

10.4      Not a Contract of Employment

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant, and except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give the Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

10.5      Participant Cooperation

A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits hereunder and such other action as may be requested by the Employer.

10.6      Terms

Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.7      Captions

The captions of articles, sections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.8      Governing Law

The provisions of the Plan shall be construed and interpreted according to the laws of the State of Maryland.

10.9      Validity

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.10      Notice

Any notice or filing required or permitted to be given to the Investment Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Investment Committee, the President of the Employer, or the Employer’s Statutory Agent. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

10.11      Successors

The provisions of this Plan shall bind and inure to the benefit of the Employer and its successor and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

         IN WITNESS WHEREOF, and pursuant to resolution of the Board of Directors of the undersigned corporation, such corporation has caused this instrument to be executed by its duly authorized officer effective as of January 1, 2003.

COVENTRY HEALTH CARE, INC.

         By: /s/ Patrisha Davis
Patrisha Davis